Exhibit 99.1

For Immediate Release
PostRock Reports Year-End Results
OKLAHOMA CITY — March 2, 2011 — PostRock Energy Corporation (NASDAQ: PSTR) (“PostRock” or the “Company”) today announced its results for the fourth quarter and year ended December 31, 2010. Before turning to the results, the Company noted the following key events that took place during 2010.
•	PostRock was formed out of three predecessor entities.
•	White Deer Energy L.P., a private equity fund, invested $60 million in the Company.
•	The Company’s credit agreements were restructured.
•	Certain Appalachian assets were sold for $28 million, another $11.7 million were sold in early 2011.
•	Debt was reduced by $109.1 million, another $9.3 million was paid down in early 2011.
•	163 wells were completed and 292 returned to production in the Cherokee Basin.
•	Proved reserves rose 80.3%, reaching 134.9 Bcfe at year-end.
•	Operating costs were reduced to $2.39 a Mcfe.
2010 Results
     Revenues fell to $103.9 million, a 2.0% decline from the prior year as the impact of lower production and reduced pipeline revenue was largely offset by higher oil and gas prices. Production declined 9.4% to 53.9 Mcfe a day, primarily due to a lack of development drilling in late 2008 and 2009. Average prices for the year, excluding hedging gains, increased 21.5% to $4.47 per Mcfe. Realized hedging gains during the year totaled $31.9 million. Interstate pipeline revenue decreased $8.3 million, or 44.5%, to $10.1 million due to the expiration of a significant contract at the end of October 2009.
     Production costs, including lease operating expenses (“LOE”), gathering, and severance and ad valorem taxes fell 16.1% to $47.0 million. The decline was comprised of a $6.6 million reduction in LOE and gathering costs and a $2.4 million reduction in production taxes. The cost reductions resulted from an increased focus on operating efficiencies in the Cherokee Basin. Severance and ad valorem taxes fell as a result of lower gas prices. Production costs totaled $2.39 per Mcfe, a 7.3% drop from 2009. During the year, the Company recovered $5.8 million of the cost to operate the gathering system through third party gathering fees. LOE net of this gathering cost recovery was $2.09 per Mcfe. Pipeline operating expense decreased 4.0% to $6.3 million. General and administrative expenses fell 36.6% to $26.4 million, reflecting a significant reduction in non-recurring expenses and savings realized following White Deer’s investment.
Fourth Quarter Results
     Revenues fell $4.9 million, or 17.0%, from the prior year period to $23.5 million. The decline reflected reduced volumes and lower realized gas prices. Production declined 4.0% to 54.2 Mcfe a day from the prior year period but increased very slightly from third quarter levels. The drop in production reflected a lack of drilling in 2009 and lower than anticipated production from 2010 drilling and completions. Average prices for the quarter, excluding hedging gains, decreased 10% to $3.85 per Mcfe.

Realized hedging gains in the quarter decreased 28.5% to $10.8 million. Pipeline revenue fell $0.7 million, or 18.8%, to $2.8 million primarily due to the expiration of a significant contract at the end of October 2009.
     Production costs, including LOE, gathering, and severance and ad valorem taxes, decreased a sharp 25.3%, to $11.3 million. The decline was comprised of a $1.9 million reduction in LOE and gathering costs, a $1.7 million drop in ad valorem taxes and a $0.3 million decrease in severance taxes. The reduction in LOE and gathering costs resulted from a greater focus on operational efficiency in the Cherokee Basin. Lower ad valorem and severance taxes resulted from the sharp fall in natural gas prices in 2009. Production costs totaled $2.27 per Mcfe in the quarter, a 22% drop from the prior year. During the quarter, the Company recovered $1.4 million of the cost to operate the gathering system through third party gathering fees. LOE net of this gathering cost recovery was $1.98 per Mcfe. Pipeline operating expenses were roughly flat at $1.5 million. General and administrative expenses fell 59% to $4.9 million reflecting the sharp reduction in non-recurring expenses and cost savings realized following White Deer’s investment.
Hedges
     PostRock holds natural gas hedges covering 37.1 Mmcf a day for 2011 at an average price of $6.38 per Mcf. The Company also holds hedges covering 30.1 Mmcf a day in 2012 and 24.7 Mmcf a day in 2013. In the fourth quarter, new hedges covering 132 Bbls a day of 2011 oil production were entered into an average price of $85.90 a barrel and 115 Bbls a day of 2012 production was hedged at an average price of $87.90. The fair value of the Company’s hedges shown below at December 31, 2010 was $60.7 million. Fair value of PostRock’s hedges will change based on oil and gas price fluctuations.

	2011		2012		2013
	Price	Volume	Price	Volume	Price	Volume
	($/Mmbtu)	(Mmbtu)	($/Mmbtu)	(Mmbtu)	($/Mmbtu)	(Mmbtu)
Southern Star Gas Swaps	$6.43	5,000,304	$6.72	2,000,004	$—	—
NYMEX Gas Swaps	$7.02	8,549,998	$7.22	9,000,000	$7.28	9,000,003
Southern Star Basis Swaps	$(0.67)	8,549,998	$(0.70)	9,000,000	$(0.71)	9,000,003

	($/Bbl)	(Bbls)	($/Bbl)	(Bbls)	($/Bbl)	(Bbls)
NYMEX Oil Swaps	$85.90	48,000	$87.90	42,000	$—	—
Debt and Liquidity
     At December 31, 2010, PostRock had $220.2 million of outstanding debt and $37.2 million of liquidity, including cash and available borrowings. In the debt restructuring, the current portion was reduced from $305.2 million at June 30, 2010 to $10.5 million at December 31, 2010. At year-end, the current portion represented twelve months of amortization on the Secured Pipeline Loan. That loan totaled $13.5 million at year-end. It is amortizing at the monthly rate of $500,000 through March and $1.0 million thereafter. It will be fully retired no later than March 2012.
     At year-end, the Company was in compliance with all financial covenants.

		(Predecessor)
	December 31,	December 31,
	2010	2009
	(in thousands)
Cash and equivalents	$730	$20,884

Long-term debt (including current maturities)
Current Credit Agreements
Borrowing Base Facility	$187,000	$—
Secured Pipeline Loan	13,500	—
QER Loan	19,721	—

Former Credit Agreements
Quest Cherokee Loan	—	145,000
Second Lien Loan	—	29,821
Midstream Loan	—	118,728
PESC Loan	—	35,658

Other Notes Payable	—	103

Total	$220,221	$329,310

Preferred Stock	$50,622	$—

Equity
Total stockholders’ deficit	(12,792)	(148,377)
Non-controlling interests	—	57,990

Total equity / (deficit)	$(12,792)	$(90,387)

Total capitalization	$258,051	$238,923

Capital Expenditures
     Capital expenditures in 2010 totaled $32.3 million, a significant increase from the $9.6 million spent in 2009. Of this amount, spending included $30.8 million related to oil and gas operations and $1.5 million to the KPC Pipeline. In the Cherokee Basin, 163 wells were completed, of which 124 wells had been drilled prior to 2010. In Appalachia, $4.3 million was spent, primarily on drilling wells that were subsequently sold to Magnum Hunter.
     For 2011, the Company has budgeted $52 million of capital spending. Of this amount, $43.6 million will pay for the drilling and completion of 290 new wells, the completion of 8 wells drilled in 2010 and the recompletion of 40 wells, all in the Cherokee Basin. In addition, $7.3 million has been budgeted for leasehold acquisition land and equipment purchases and approximately $1.0 million for the KPC Pipeline. These capital expenditures are expected to be entirely funded with internal cash flow.

Reserves
     Proved reserves increased to 134.9 Bcfe at year end 2010, an 80.3% increase from the 74.8 Bcfe reported one year ago. The increase was mostly driven by 35.5 Bcfe related to lower gathering costs as a result of recombining our predecessor entities and 30.9 Bcfe related to higher prices. At year-end 2010, approximately 90% of the Company’s reserves were classified as proved developed.

	Gas - Mcf	Oil - Bbls	Total - Mcfe

Balance, December 31, 2009	69,874,571	824,038	74,818,799
Purchase of reserves in place	10,842	—	10,842
Extensions, discoveries, and other additions	574,200	11,851	645,306
Sale of reserves	(13,016,672)	—	(13,016,672)
Revisions of previous estimates	92,244,096	(15,040)	92,153,856
Production, 2010	(19,225,006)	(76,583)	(19,684,504)

Balance, December 31, 2010	130,462,031	744,266	134,927,627

     Commenting on the announcement, David C. Lawler, the Company’s President and Chief Executive Officer, said, “Last year, we reached what we believe will be a key turning point for PostRock and its investors. We recombined our predecessor companies, recapitalized with the assistance of White Deer and we began to sell non-core assets. All these steps served to reduce debt and to increase focus on our core operations in the Cherokee Basin. In 2011, we plan to efficiently grow reserves and production as well as continue to lower costs and reduce debt. We believe this effort can be aided by our vertically integrated operating model. We are able to provide a full complement of fracture treating and well service on our wells while utilizing the latest artificial lift and well management system technology. As we begin to enhance our competitive position in the Basin, we will begin to pursue acquisitions opportunities that will be accretive to our shareholders.”
     “The majority of our development work in the first half of 2010 was delivered on schedule and under budget. However, a number of the new wells failed to meet projections. Through a growing focus on the detailed study of geologic and engineering factors by area of the field and even by individual well site, we expect to greatly increase our knowledge of individual locations. By customizing our fracture treatments and completions, we expect to enhance the productivity of our capital.”
     “At KPC Pipeline, we remain focused on increasing utilization. We are pursuing this by offering new services, reducing fuel rates, and adding producer volumes from new oil and gas plays developing near our lines. Partially as a result of these initiatives, we increased volumes to 3.6 Bcfe in 2010, a 37% increase from the prior year. If this trend continues, higher utilization should lead to improved profitability and enhance our ability to secure long-term firm transportation agreements.”
     PostRock Energy Corporation is engaged in the acquisition, exploration, development, production and transportation of oil and natural gas, primarily in the Cherokee Basin of Kansas and Oklahoma. The Company owns and operates over 3,000 wells and nearly 2,200 miles of gas gathering lines in the Basin. It also owns a 1,100 mile interstate gas pipeline serving parts of Oklahoma and Kansas.
Webcast and Conference Call
     PostRock will host a year-end 2010 results webcast and conference call at 10:00 a.m. Central Time, Thursday, March 3, 2011. The live webcast will be accessible on the ‘Investors’ page at www.pstr.com. It will also be available for replay. The dial-in phone number for the call is (866) 516-1003.

Forward-Looking Statements
     Opinions, forecasts, projections or statements, other than statements of historical fact, are forward-looking statements that involve risks and uncertainties. Forward-looking statements in this announcement are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance such expectations will prove correct. Actual results may differ materially due to a variety of factors, some of which may not be foreseen. These risks and other risks are detailed in the Company’s filings with the Securities and Exchange Commission, including risk factors listed in the Company’s 10-K and other filings with the SEC. You can find the Company’s SEC filings at www.pstr.com or www.sec.gov. By making these forward-looking statements, the Company undertakes no obligation to update these statements after the date of this release.

Company Contacts
Jack Collins	North Whipple
Chief Financial Officer	Manager, Corporate Development & Investor Relations
(405) 702-7460	(405) 702-7423
Reconciliation of Non-GAAP Financial Measures
     The Company defines adjusted EBITDA as net income (loss) before income taxes; interest expense, depreciation, depletion and amortization; other (income) expense; change in fair value of derivative instruments; loss (recovery) from misappropriation of funds; stock based compensation and impairments. The following table represents a reconciliation of net income (loss) to EBITDA and adjusted EBITDA for the period presented:

		(Predecessor)		(Predecessor)	(Predecessor)
	Three Months	Three Months	March 6, 2010 to		Year Ended
	Ended December	Ended December	December 31,	January 1, 2010	December 31,
	31, 2010	31, 2009	2010	to March 5, 2010	2009
	(in thousands)
Net income (loss) attributable to controlling interest	$9,609	$(63,990)	$45,221	$11,778	$(144,922)
Adjusted for:
Net income (loss) attributable to non-controlling interest	—	(102,036)	—	9,958	(147,398)
Income tax expense	—	—	—	—	—
Interest expense, net	3,112	8,663	20,137	5,336	29,329
Depreciation, depletion, accretion and amortization	7,801	8,528	18,683	4,164	47,802

EBITDA	$20,522	$(148,835)	$84,041	$31,236	$(215,189)

Other (income) expense, net	(8)	(109)	24	4	(108)
(Gain) on forgiveness of debt	(2,909)	—	(2,909)	—	—
Unrealized (gain) loss from derivative financial instruments	13,193	(1,992)	(19,611)	(21,573)	50,026
Recovery of misappropriated funds	(595)	(6)	(1,592)	—	(3,412)
Stock based compensation	648	136	1,635	808	1,279
Loss (Gain) on sale of assets	(13,626)	25	(13,495)	—	25
Impairment	—	165,728	—	—	268,630

Adjusted EBITDA	$17,225	$14,947	$48,093	$10,475	$101,251

     Although adjusted EBITDA is not a measure of performance calculated in accordance with generally accepted accounting principles, or GAAP, management considers it an important measure of performance. Adjusted EBITDA is not a substitute for the GAAP measures of earnings or cash flow and is not necessarily a measure of the Company’s ability to fund its cash needs. In addition, it should be noted that companies calculate adjusted EBITDA differently. Therefore, adjusted EBITDA as presented may not be comparable to adjusted EBITDA reported by other companies. Adjusted EBITDA has material limitations as a performance measure because it excludes, among other things, (a) interest expense, (b) depreciation, depletion, amortization and accretion, (c) impairments of oil and gas properties, and (d) income taxes, which may become material for the Company in the future. Because of its limitations, adjusted EBITDA should not be considered a measure of discretionary cash available to us to reinvest in PostRock’s business.

POSTROCK ENERGY CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

		(Predecessor)		(Predecessor)	(Predecessor)
	Three Months	Three Months	March 6, 2010	January 1,	Year Ended
	Ended December	Ended December	to December	2010 to March	December 31,
	31, 2010	31, 2009	31, 2010	5, 2010	2009
Revenue
Oil and gas sales	$19,202	$23,182	$69,277	$18,659	$79,893
Gathering revenue	1,430	1,696	4,771	1,076	7,760
Pipeline revenue	2,819	3,470	8,380	1,749	18,428

Total revenues	23,451	28,348	82,428	21,484	106,081
Costs and expenses
Oil and gas production	11,302	15,126	38,329	8,645	55,961
Pipeline operating	1,463	1,445	5,195	1,110	6,573
General administrative expenses	4,933	12,018	20,705	5,735	41,723
Depreciation, depletion and amortization	7,801	8,528	18,683	4,164	47,802
(Gain) loss from sale of assets	(13,626)	25	(13,495)	—	25
Impairments	—	165,728	—	—	268,630
Recovery of misappropriated funds	(595)	(6)	(1,592)	—	(3,412)

Total costs and expenses	11,278	202,864	67,825	19,654	417,302

Operating income (loss)	12,173	(174,516)	14,603	1,830	(311,221)

Other income (expense)
Gain (loss) from derivative financial instruments	(2,369)	17,044	47,870	25,246	48,122
Gain on forgiveness of debt	2,909	—	2,909	—	—
Other income (expense), net	8	109	(24)	(4)	108
Interest expense, net	(3,112)	(8,663)	(20,137)	(5,336)	(29,329)

Total other income (expense)	(2,564)	8,490	30,618	19,906	18,901

Income (loss) before income taxes and non-controlling interests	9,609	(166,026)	45,221	21,736	(292,320)
Income tax benefit (expense )	—	—	—	—	—

Net income (loss)	9,609	(166,026)	45,221	21,736	(292,320)
Net (income) loss attributable to non-controlling interest	—	102,036	—	(9,958)	147,398

Net income (loss) attributable to controlling interest	$9,609	$(63,990)	$45,221	$11,778	$(144,922)
Preferred stock dividends and accretion	2,098	—	2,307	—	—

Net income (loss) available to common stockholders	$7,511	$(63,990)	$42,914	$11,778	$(144,922)

Net income (loss) per common share
Basic	$0.91	$(2.01)	$5.29	$0.37	$(4.55)

Diluted	$0.66	$(2.01)	$4.62	$0.36	$(4.55)

Weighted average shares outstanding
Basic	8,239	31,851	8,110	32,137	31,833

Diluted	11,372	31,851	9,295	32,614	31,833

POSTROCK ENERGY CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

		(Predecessor)
	December 31,	December 31,
	2010	2009
ASSETS
Current assets
Cash and cash equivalents	$730	$20,884
Restricted cash	28	718
Accounts receivable — trade, net	11,845	13,707
Other receivables	1,153	2,269
Other current assets	2,771	8,141
Inventory	6,161	9,702
Current derivative financial instrument assets	31,588	10,624

Total current assets	54,276	66,045
Oil and gas properties under full cost method of accounting, net	116,488	40,478
Pipeline assets, net	61,148	136,017
Other property and equipment, net	15,964	19,433
Other assets, net	9,303	2,727
Long-term derivative financial instrument assets	39,633	18,955

Total assets	$296,812	$283,655

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$7,030	$10,852
Revenue payable	5,898	5,895
Accrued expenses	8,210	11,417
Current portion of notes payable	10,500	310,015
Current derivative financial instrument liabilities	3,792	1,447

Total current liabilities	35,430	339,626
Long-term derivative financial instrument liabilities	6,681	8,569
Asset retirement obligations	7,150	6,552
Notes payable	209,721	19,295

Total liabilities	258,982	374,042

Commitments and contingencies
Series A Cumulative Redeemable Preferred Stock	50,622	—

Equity
Preferred stock	2	—
Common stock	82	33
Additional paid-in capital	377,538	299,010
Treasury stock, at cost	—	(7)
Accumulated deficit	(390,414)	(447,413)

Total stockholders’ deficit before non-controlling interests	(12,792)	(148,377)
Non-controlling interests	—	57,990

Total (deficit) equity	(12,792)	(90,387)

Total liabilities and equity	$296,812	$283,655

POSTROCK ENERGY CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)

		(Predecessor)	(Predecessor)
	March 6, 2010	January 1, 2010	Year Ended
	to December 31,	to March 5,	December 31,
	2010	2010	2009
Cash flows from operating activities
Net income (loss)	$45,221	$21,736	$(292,320)
Adjustments to reconcile net income (loss) to cash provided by operations
Depreciation, depletion and amortization	18,683	4,164	47,802
Stock-based compensation	1,635	808	1,279
Impairments	—	—	268,630
Amortization of deferred financing costs	5,753	2,094	7,761
Change in fair value of derivative financial instruments	(19,611)	(21,573)	50,026
Recovery of misappropriated funds net of liabilities assumed	(487)	—	(977)
Loss (gain) on disposal of property and equipment	(13,495)	—	25
Gain on forgiveness of debt	(2,909)
Other non-cash changes to items affecting net income (loss)	138	—	1,000
Change in assets and liabilities
Accounts receivable	2,400	(237)	3,008
Other receivables	(199)	1,014	7,165
Other current assets	(486)	466	1,461
Other assets	(3,224)	2	193
Accounts payable	(4,773)	(83)	(25,115)
Revenue payable	160	(157)	(2,526)
Accrued expenses	735	983	7,142
Other	17	—	65

Net cash flows from operating activities	29,558	9,217	74,619

Cash flows from investing activities
Restricted cash	691	(1)	(159)
Proceeds from sale of oil and gas properties	14,062	—	8,898
Equipment, development, drilling, leasehold and pipeline	(25,858)	(2,282)	(8,426)

Net cash flows from investing activities	(11,105)	(2,283)	313

Cash flows from financing activities
Proceeds from issuance of preferred stock and warrants	60,000	—	—
Proceeds from bank borrowings	2,100	900	4,300
Repayments of bank borrowings	(102,023)	(41)	(67,413)
Debt and equity financing costs	(6,477)	—	(4,720)

Net cash flows from financing activities	(46,400)	859	(67,833)

Net increase (decrease) in cash	(27,947)	7,793	7,099
Cash and cash equivalents beginning of period	28,677	20,884	13,785

Cash and cash equivalents end of period	$730	$28,677	$20,884